Exhibit 99.1

FOR IMMEDIATE RELEASE: JANUARY 26, 2006

LEGGETT REPORTS FOURTH QUARTER EPS OF $.24

Carthage, MO, January 26 —

•	Restructuring / consolidation efforts well ahead of schedule.

•	Record fourth quarter sales of $1.34 billion, a 4.5% increase over 4Q 2004.

•	Fourth quarter EPS of $.24 (including $.11 of non-recurring net costs).

•	Record full year revenues of $5.30 billion, an increase of 4.2% versus 2004.

•	Full year 2005 EPS of $1.30 (including $.20 of non-recurring net costs).

•	2006 guidance: EPS of $1.50-$1.75, on sales growth of about 5%.

•	1Q 2006 guidance: EPS of $.28-$.33, on approximately flat sequential sales.

Fortune 500 diversified manufacturer Leggett & Platt reported earnings of $.24 per diluted share for the fourth quarter, at the high end of the 14-24 cent guidance range issued on October 19. Fourth quarter earnings include 16 cents per share for non-recurring costs (13 cents for restructuring-related expenses and 3 cents for abnormally high workers compensation costs), and an offsetting 5 cents per share gain (for a one-time tax benefit). Per share earnings in the fourth quarter of 2004 were $.33.

Record fourth quarter sales of $1.34 billion were 4.5% higher than in the fourth quarter 2004, due to recent acquisitions. Same location sales were essentially flat.

Record Full Year Sales

Full year sales increased 4.2%, or $214 million, to a record of $5.30 billion. Same location sales increased 2.1%, and acquisitions also contributed 2.1% to sales growth. Growth in same location sales was primarily the result of inflation (mostly in the first quarter of 2005).

Full year EPS decreased from $1.45 in 2004 to $1.30 in 2005. The earnings decrease is primarily due to an 18 cents per share expense for restructuring-related activity initiated in September. Other non-recurring items include 7 cents per share for unusually high workers compensation costs and an offsetting 5 cents per share for a one-time tax benefit. In total, these costs net to 20 cents per share of non-recurring charges. Several other factors (including sales growth, purchasing initiatives, declining share count, utility and energy costs, and currency rates) impacted full year per share earnings, but essentially negated one another.

2005: Accomplishments and Disappointments

Felix E. Wright, Chairman and CEO said, “We are pleased to have posted fourth quarter earnings at the upper end of our guidance, even though restructuring-related costs were recognized more quickly than we anticipated. Since we were able to accelerate our restructuring effort, we recorded $39 million of restructuring-related expense in the quarter versus the $15-20 million that we originally expected. Workers compensation expense was also higher than we forecast, but was more than offset by a one-time reduction in taxes.

“Looking at the full year, there were numerous accomplishments, and a few disappointments. The accomplishments include a new sales record, a solid acquisitions year, strong cash flow, repurchase of 5% of the company’s stock, a timely debt issuance, and the addition of two non-management directors to our Board of Directors. The disappointments include performance that drove us to initiate a significant company-wide restructuring effort, and the lack of margin improvement in the Fixture & Display operations.

“Turning to financial results, we set a new record for annual sales. Without the non-recurring items, full year earnings would have increased versus 2004. Cash from operations was $445 million, 30% higher than last year. In May, the Board granted a 7% dividend increase – our 34th consecutive annual increase – and at year-end the dividend yield was 2.8%.

“We are optimistic about 2006, and expect to post record sales and earnings. Sales should grow about 5%, and we project a 15% - 35% increase in per share earnings. Our executives feel strongly enough about the company’s prospects that more than 100 of them made a decision (in December) to forego part or all of their 2006 cash compensation. Collectively, this group is giving up over $7 million and choosing to receive either Leggett stock or stock options instead.”

Seven Acquisitions in the Fourth Quarter

During the quarter the company completed seven acquisitions that should add about $250 million to annual sales. Several of these acquisitions were discussed in previous press releases (on October 12 and 31). The two acquisitions mentioned below are helping Leggett establish sizeable, new business platforms with room for future growth.

America’s Body Company is a designer, manufacturer, and supplier of equipment for light and medium duty commercial trucks. With revenue of about $150 million, this is the third largest acquisition in Leggett’s history. When combined with existing operations, Leggett becomes the second-largest supplier in this $1.5 billion U.S. market.

Ikex / Jarex should add $65 million of revenue and significantly enhance Leggett’s presence in the converting and distribution of geotextiles, erosion control products and silt fencing for the geotextile, landscape, and agricultural markets. The highly-fragmented market for geotextiles is believed to approximate $900 million annually, and contains mostly small, regional suppliers.

For the full year 2005, Leggett completed 12 acquisitions that should add about $320 million to annual revenue. The Residential Furnishings segment should see sales increase by approximately $170 million, and the Specialized Products segment should gain about $150 million in sales.

Significant Restructuring Progress

In September, Leggett announced plans to reduce both the number of operating facilities and the amount of excess plant capacity. In subsequent weeks management identified 36 operations for restructuring, and has already made noteworthy progress. Collectively, these operations had revenue of approximately $400 million. Most of this volume is moving to surviving facilities, but a $90 million volume reduction is expected as the company divests small, non-core operations or walks away from unprofitable business. Restructuring-related costs should total approximately $76 million ($53 million was expensed in 2005 and $23 million is expected in 2006). Once completed, the ongoing annual earnings benefit from this activity is expected to contribute to improved margins and returns in each segment.

Two years ago the company initiated an effort to improve the performance of its Fixture & Display group. Progress was made in 2004, and Commercial segment margins increased from 2.8% in 2003 to 5.1% in 2004. Leggett expected further improvement in 2005, but it did not occur. Excluding restructuring-related costs, Commercial margins in 2005 were essentially unchanged from those of 2004. That is a disappointment to the company, and is not acceptable. Management expects Commercial segment margins to improve appreciably from current levels, and intends to pursue further restructuring activity in this segment if margins don’t improve.

Leverage

In September, 2004, Leggett announced its intent to increase leverage (i.e. net debt as a percent of net capitalization) toward the company’s long-standing target range of 30%-40% while maintaining its decade-long “single A” credit rating. During 2005, the company issued $200 million of long-term debt, locking in a 5% interest rate for 10 years. As a result of that issuance, and the stock buyback (mentioned below), net debt to net cap increased from 21.9% at year-end 2004 to 28.5% at year-end 2005. Importantly, Leggett’s debt rating did not change, and remains at the ‘single A’ rating it has enjoyed for over a decade.

Stock Repurchase

In 2005, Leggett used $227 million to purchase 10.3 million shares of its stock. The cost, on average, was about $23 per share. Shares outstanding declined by 8.3 million shares, or 4.3%, to 182.6 million shares at year end. During the first eight months of the year the company bought approximately one-half million shares each month. But between September and November, when the stock price dropped to levels not seen in almost three years, Leggett purchased its stock much more aggressively. In a nine-week period the company bought almost 6 million shares at an average cost of about $20.25 per share. As previously announced, the Board of Directors has authorized the purchase of up to 10 million shares in 2006.

2006 Outlook: $1.50-$1.75 EPS

Earnings growth in 2006 should be primarily influenced by three factors: the level of cost structure improvement (from restructuring efforts), sales growth, and Leggett’s ability to recover potential raw material cost increases. For planning purposes, the company is assuming 2006 total sales growth of about 5%. Same location sales growth is anticipated at 2% or so, with unit volume and market share gains partially offset by changes in product mix and some isolated price deflation. Acquisitions are expected to contribute about 5% to sales growth, but will be partially offset by a $90 million, or 2%, decline in revenue due to the company’s restructuring and divestiture activity.

In 2006, the company expects EBIT margin improvement in four of its five segments. The gains will come primarily from operational improvements and lower restructuring costs. In addition, restructuring and consolidation activity is expected to eventually increase annual earnings by $.10-.12 per share; at least half of that benefit should be realized during 2006. In the Industrial Materials segment, EBIT margin is expected to decline somewhat, reflecting a lower average steel scrap-to-rod price spread in 2006 versus 2005. Together, the anticipated sales growth and margin improvements are projected to result in full year 2006 earnings of $1.50-$1.75 per share, a 15% - 35% improvement over 2005.

For the first quarter, Leggett anticipates that sales will be roughly equivalent to 4Q 2005 sales (which would equate to about 3% sales growth versus 1Q 2005). The first quarter’s restructuring costs will be lower than in 4Q 2005, and the tax rate should return to a more typical level. Based on these assumptions, the company expects earnings of $.28-$.33 per share for the first quarter.

LIFO / FIFO

All of Leggett’s reporting segments employ the first-in, first-out (FIFO) inventory method. In 2004, segment EBIT margins benefited from the effect of rising commodity costs under the FIFO method. In 2005, the same FIFO accounting method, combined with lower commodity costs at year-end, resulted in lower segment margins compared to the prior year. As a result, 2004’s segment margins were higher than normal, and 2005’s margins were lower than normal, due to the impact of FIFO accounting.

At the corporate level, Leggett uses the last-in, first-out (LIFO) method for determining the cost of approximately half of the company’s inventories. A consolidated adjustment (not within the segments) is made to convert the appropriate operations to the LIFO inventory method. LIFO income for the full year 2005 was $24 million. This compares to a LIFO expense of $77 million in 2004. For comparison, over the five prior years (1999-2003), the largest annual LIFO impact was just over $4 million.

For the fourth quarter alone, LIFO expense was $2 million in 2005, significantly smaller than the LIFO expense of $20 million in 4Q 2004.

SEGMENT RESULTS – Fourth Quarter 2005 (versus 4Q 2004)

Residential Furnishings – Total sales increased $59 million, or 10%, with acquisitions (net of divestitures) contributing $35 million of the increase. Same location sales increased primarily due to recovery of higher chemical costs. EBIT (earnings before interest and income taxes) decreased $22.5 million, or 40%. The EBIT decrease was attributable primarily to restructuring-related costs (of $17.0 million), higher energy and transportation expenses, and higher workers compensation costs.

Commercial Fixturing and Components – Total sales increased $2 million, or 1%. Acquisitions contributed a $4 million increase to sales, but were partially offset by a 1% decline in same location sales. EBIT declined $15.9 million, primarily due to restructuring-related costs (of $12.7 million), and higher workers compensation costs.

Aluminum Products – Total sales were unchanged. There have been no acquisitions within the last 12 months. EBIT decreased $3.6 million, or 39%, primarily due to restructuring-related costs (of $2.5 million), higher energy costs, and start up costs (as anticipated) at the new Auburn die-casting facility.

Industrial Materials – Total sales decreased $14 million, or 7%. Unit volume was slightly positive, but was more than offset by deflation (in steel costs, relative to 4Q 2004). There have been no acquisitions within the last 12 months. EBIT declined $4.1 million, or 13%, as a result of higher workers compensation costs, increased energy and transportation costs, and restructuring-related costs (of $1.0 million).

Specialized Products – Total sales increased $15 million, or 10%. Acquisitions (net of divestitures) contributed $25 million to sales, but were partially offset by a 7% decline in same location sales. EBIT declined $7.7 million, or 55%, in part due to reduced organic sales, and restructuring-related costs (of $5.5 million).

SEGMENT RESULTS – Full Year 2005 (versus 2004)

Residential Furnishings – Total sales increased $140 million, or 6%, including a 3% increase in same location sales and $59 million of acquisition revenue (net of divestitures). Unit volume declined slightly, and inflation contributed the bulk of the same location sales growth. EBIT decreased $95 million, or 36%. The EBIT decrease was attributable primarily to restructuring-related costs (of $22.6 million), higher energy and transportation expenses, a FIFO (accounting) impact, changes in product mix, and higher workers compensation costs.

Commercial Fixturing and Components – Total sales increased $69 million, or 6%. Same location sales increased 5%, approximately one half from inflation and one half from unit volumes. EBIT declined $16 million, or 29%, with gains from higher sales more than offset by restructuring-related costs (of $15.8 million), and higher workers compensation costs.

Aluminum Products – Total sales increased $10 million, or 2%, solely from organic growth. Unit volume was up slightly, but inflation contributed most of the sales growth. EBIT decreased $15 million, or 33%. The earnings decline resulted primarily from inefficiencies at some plants, higher energy costs, restructuring-related costs (of $2.8 million), and a work stoppage at one facility.

Industrial Materials – Total sales increased $26 million, or 3%, solely due to inflation (which more than offset unit volume decline). EBIT decreased $17 million, or 14%, largely from a FIFO impact, increased energy and transportation costs, restructuring-related costs (of $3.9 million), and higher workers compensation costs.

Specialized Products – Total sales increased $15 million, or 3%. Acquisitions (net of divestitures) contributed $33 million to sales, but were partially offset by a 3% decline in same location sales. EBIT decreased $17 million, or 34%, in part due to reduced organic sales, restructuring-related costs (of $7.7 million), currency rates, and higher workers compensation costs.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on January 27. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; id #4295521. First quarter results will be released after the market closes on April 20, 2006, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 123-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

LEGGETT & PLATT	Page 6 of 7	January 26, 2006

RESULTS OF OPERATIONS (in millions, except per share data.)	FOURTH QUARTER			YEAR TO DATE
	2005	2004	Change	2005	2004	Change
Net sales	$1,339.6	$1,282.2	4.5%	$5,299.3	$5,085.5	4.2%
Cost of goods sold	1,120.5	1,067.4		4,386.5	4,169.7

Gross profit	219.1	214.8		912.8	915.8
Selling & administrative expenses	122.1	121.1	0.8%	468.8	460.2	1.9%
Other deductions, net of income	33.4	(7.4)		47.8	(6.1)

Earnings before interest and taxes	63.6	101.1	(37.1)%	396.2	461.7	(14.2)%
Interest expense	12.8	11.6		46.7	45.9
Interest income	1.9	2.6		6.7	6.8

Earnings before income taxes	52.7	92.1		356.2	422.6
Income taxes	7.4	26.5		104.9	137.2

Net earnings	$45.3	$65.6	(30.9)%	$251.3	$285.4	(11.9)%

Earnings per share
Basic	$0.24	$0.34		$1.30	$1.46
Diluted	$0.24	$0.33	(27.3)%	$1.30	$1.45	(10.3)%
Average shares outstanding
Common stock (at end of period)	182.6	190.9	(4.3)%	182.6	190.9	(4.3)%
Basic (average for period)	188.6	195.3		192.6	195.7
Diluted (average for period)	189.0	196.6		193.6	196.9

CASH FLOW (in millions.)	FOURTH QUARTER			YEAR TO DATE
	2005	2004	Change	2005	2004	Change
Net Earnings	$45.3	$65.6		$251.3	$285.4
Depreciation and Amortization	44.2	43.8		171.1	177.2
Working Capital decrease (increase)	62.7	(7.4)		37.0	(114.5)
Other operating activity	(8.8)	4.1		(14.9)	(5.6)

Net Cash from Operating Activity	$143.4	$106.1	35%	$444.5	$342.5	30%
Additions to PP&E	(48.7)	(52.3)	(7)%	(164.2)	(157.1)	5%
Dividends paid	(30.4)	(28.8)		(118.4)	(109.9)	8%
Additions (payments) to Debt, net	(22.7)	159.7		(187.1)	59.0
Purchase of companies, net of cash	(123.9)	(6.6)		(181.0)	(46.4)	290%
Repurchase of Common Stock, net	(103.8)	(14.7)	606%	(226.9)	(73.8)	207%
Other	(0.8)	20.9		6.7	33.1

Increase (Decr.) in Cash & Equiv.	$(186.9)	$184.3		$(426.4)	$47.4

FINANCIAL POSITION (in millions.)	December 31
	2005	2004	Change
Cash and equivalents	$64.9	$491.3
Receivables	847.6	790.7	7%
Inventories	767.1	705.7	9%
Other current assets	83.7	77.1

Total current assets	1,763.3	2,064.8
Net fixed assets	974.2	960.7	1%
Other assets	1,318.2	1,171.7	13%

TOTAL ASSETS	$4,055.7	$4,197.2

Trade accounts payable	$254.2	$224.4	13%
Current debt maturities	98.6	401.3
Other current liabilities	388.3	333.9	16%

Total current liabilities	741.1	959.6	(23)%
Long term debt	921.6	779.4	18%
Deferred taxes and other liabilities	144.0	145.1
Shareholders’ equity	2,249.0	2,313.1	(3)%

Total Capitalization	3,314.6	3,237.6

TOTAL LIABILITIES & EQUITY	$4,055.7	$4,197.2

Modified Working Capital / Sales *	19.7%	19.8%
Net Debt to Net Capital **	28.5%	21.9%

*	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
**	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

LEGGETT & PLATT	Page 7 of 7	January 26, 2006

SEGMENT RESULTS (in millions.)	FOURTH QUARTER			YEAR TO DATE
	2005	2004	Change	2005	2004	Change
External Sales
Residential Furnishings	$675.7	$617.8	9.4%	$2,598.8	$2,467.5	5.3%
Commercial Fixturing & Components	257.6	258.8	(0.5)%	1,134.6	1,072.2	5.8%
Aluminum Products	121.2	121.0	0.2%	516.0	505.7	2.0%
Industrial Materials	133.2	143.4	(7.1)%	533.4	530.3	0.6%
Specialized Products	151.9	141.2	7.6%	516.5	509.8	1.3%

Total	$1,339.6	$1,282.2	4.5%	$5,299.3	$5,085.5	4.2%

Inter-Segment Sales
Residential Furnishings	$5.0	$3.7		$22.7	$14.1
Commercial Fixturing & Components	4.3	1.4		12.8	6.0
Aluminum Products	3.5	3.7		15.4	16.0
Industrial Materials	63.5	67.2		310.4	287.2
Specialized Products	16.6	12.7		62.5	54.0

Total	$92.9	$88.7		$423.8	$377.3

Total Sales
Residential Furnishings	$680.7	$621.5	9.5%	$2,621.5	$2,481.6	5.6%
Commercial Fixturing & Components	261.9	260.2	0.7%	1,147.4	1,078.2	6.4%
Aluminum Products	124.7	124.7	0.0%	531.4	521.7	1.9%
Industrial Materials	196.7	210.6	(6.6)%	843.8	817.5	3.2%
Specialized Products	168.5	153.9	9.5%	579.0	563.8	2.7%

Total	$1,432.5	$1,370.9	4.5%	$5,723.1	$5,462.8	4.8%

EBIT
Residential Furnishings	$33.9	$56.4	(40)%	$170.4	$265.0	(36)%
Commercial Fixturing & Components	(7.6)	8.3	(192)%	39.1	55.3	(29)%
Aluminum Products	5.7	9.3	(39)%	30.6	45.5	(33)%
Industrial Materials	26.3	30.4	(13)%	104.2	121.5	(14)%
Specialized Products	6.3	14.0	(55)%	33.5	50.5	(34)%
Intersegment eliminations	1.1	2.7		(5.5)	0.4
Change in LIFO reserve	(2.1)	(20.0)		23.9	(76.5)

Total	$63.6	$101.1	(37)%	$396.2	$461.7	(14)%

			Basis Pts			Basis Pts
EBIT Margin *
Residential Furnishings	5.0%	9.1%	(410)	6.5%	10.7%	(420)
Commercial Fixturing & Components	(2.9)%	3.2%	(610)	3.4%	5.1%	(170)
Aluminum Products	4.6%	7.5%	(290)	5.8%	8.7%	(290)
Industrial Materials	13.4%	14.4%	(100)	12.3%	14.9%	(260)
Specialized Products	3.7%	9.1%	(540)	5.8%	9.0%	(320)

Overall	4.7%	7.9%	(320)	7.5%	9.1%	(160)

*	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS Selected Figures	2004		2005
	3Q	4Q	1Q	2Q	3Q	4Q
Trade Sales ($ million)	1,338	1,282	1,301	1,310	1,349	1,340
Sales Growth (vs. prior year)	15.7%	12.4%	9.6%	2.5%	0.8%	4.5%

EBIT ($ million)	130.5	101.1	117.3	127.7	87.6	63.6

EBIT Margin	9.8%	7.9%	9.0%	9.7%	6.5%	4.7%
Net Earnings ($ million)	80.2	65.6	72.8	79.2	54.0	45.3
Net Margin	6.0%	5.1%	5.6%	6.0%	4.0%	3.4%

EPS (diluted)	$0.41	$0.33	$0.37	$0.41	$0.28	$0.24
Common Stock (end of period, millions)	191.1	190.9	190.0	188.6	186.6	182.6

Cash from Operations ($ million)	76	106	91	64	146	143
Net Debt to Net Capital	22.8%	21.9%	21.6%	24.3%	23.1%	28.5%

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	10.8%	8.7%	7.4%	1.9%	0.1%	4.0%
Commercial Fixturing & Components	3.0%	5.1%	8.9%	4.8%	7.2%	(1.0)%
Aluminum Products	16.3%	7.7%	3.8%	5.4%	(2.6)%	0.0%
Industrial Materials	57.6%	37.9%	32.0%	1.5%	(7.7)%	(6.6)%
Specialized Products	9.0%	6.2%	1.8%	(3.0)%	(3.6)%	(7.0)%
Overall	13.1%	10.7%	8.4%	1.7%	(0.5)%	(0.6)%